Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. APPOINTS ANTON D. NIKODEMUS

CEO OF NEW ENTERTAINMENT DIVISION

HHH Intends to Spinoff New Division, Seaport Entertainment, to Shareholders by Year-End 2024

HOUSTON, Oct. 5, 2023 – Howard Hughes Holdings Inc. (NYSE: HHH) announced today that Anton D. Nikodemus has been appointed Chief Executive Officer of Seaport Entertainment, a newly formed division comprising the company’s entertainment-related assets in New York and Las Vegas—including the Seaport in Lower Manhattan and the Las Vegas Aviators® Triple-A Minor League Baseball team, as well as the company’s ownership stake in Jean-Georges Restaurants and its 80% interest in the air rights above the Fashion Show Mall, which are intended to be used to create a new casino on the Las Vegas Strip.

Nikodemus, a veteran of the entertainment and hospitality industries, will serve as CEO of a newly formed, independent subsidiary, Seaport Entertainment, which will hold the company’s award-winning entertainment and culinary assets. Nikodemus will focus on delivering a world-class guest experience, accelerating growth and operating performance, and exploring new strategic opportunities for expansion.

Howard Hughes Holdings Inc. is establishing Seaport Entertainment with the intention of completing its spinoff as a publicly traded company by year-end 2024. The planned separation of Seaport Entertainment from Howard Hughes will refine the identity of HHH as a pure-play real estate company focused solely on its portfolio of acclaimed master planned communities.

“Anton is an outstanding leader in the entertainment and resort world. It speaks to the quality of our entertainment assets that we have been able to recruit an executive of his caliber to Howard Hughes,” said Bill Ackman, Chairman of the Board of Howard Hughes Holdings Inc. “Anton’s experience, track record, and superb leadership skills will facilitate the creation, management, and eventual spinoff of Seaport Entertainment, positioning it and Howard Hughes for greater success as more-focused, easier-to-understand companies.”

In his over thirty-year career in the entertainment and hospitality industries, Nikodemus has led the development and operations of many of the travel industry’s premier destination brands. He most recently served as President & COO of CityCenter for MGM Resorts International, where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa, and ARIA Resort & Casino. He was also responsible for the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts.

Prior to joining MGM in 2005, Nikodemus oversaw the redevelopment and management of the Boca Raton Resort & Club. He previously held management roles at luxury resorts including The Arizona Biltmore Resort & Spa and The Phoenician Resort. Nikodemus earned a B.S. in Business Management and Marketing from Arizona State University. He completed the Advanced Finance Program at the Wharton School of the University of Pennsylvania.

“I am excited to lead this new division of Howard Hughes and join the outstanding team that is forming Seaport Entertainment,” said Nikodemus. “There is tremendous opportunity ahead as we harness the potential and unlock the value inherent in these one-of-a-kind assets located in New York and Las Vegas—two of our country’s most dynamic entertainment destinations—and pursue new opportunities for accelerated growth.”

The anticipated spinoff of Seaport Entertainment would allow the new company to operate independently as a pure-play entertainment enterprise, equipped with a robust team of industry leaders to ensure its long-term success. The spinoff is expected to be completed year end 2024, but there can be no assurance regarding the ultimate timing of the spinoff or that the spinoff will ultimately occur.

“The assets of the Seaport Entertainment lie at the intersection of real estate and entertainment,” said David R. O’Reilly, Chief Executive Officer of Howard Hughes. “Anton brings tremendous experience building some of the country’s most-acclaimed entertainment destinations, and we are fortunate to have him taking the helm of this exciting new division of Howard Hughes.”

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "enables," "realize," "plan," "intend," "assume," "transform" and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in filings made by Howard Hughes Holdings Inc. with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The company can provide no assurance that the proposed spinoff will proceed on the timing contemplated or at all or that, if completed, the separation of the Seaport Entertainment from Howard Hughes would have the effect on each of the two separated entities that is anticipated by the company. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Contact

Cristina Carlson, 646-822-6910

SVP, Head of Corporate Communications

cristina.carlson@howardhughes.com

Investor Relations Contact

Eric Holcomb, 281-475-2144

SVP, Investor Relations

eric.holcomb@howardhughes.com